IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE WESTERN DISTRICT OF TEXAS
                                 AUSTIN DIVISION


IN RE:                    )
                          )             CASE NO. 03-12387
ECLICKMD, INC.,           )
                          )             CHAPTER 11
DEBTOR                    )


                              MOTION TO MODIFY PLAN
                               AFTER CONFIRMATION
                               ------------------

THIS PLEADING REQUESTS RELIEF THAT MAY BE ADVERSE TO YOUR INTERESTS. IF NO TIMELY RESPONSE IS FILED WITHIN TWENTY (20) DAYS FROM THE DATE OF SERVICE, NO HEARING WILL BE HELD AND THE RELIEF REQUESTED IN THE MOTION MAY BE GRANTED WITHOUT A HEARING BEING HELD. A TIMELY FILED RESPONSE IS NECESSARY FOR A HEARING TO BE HELD.

         COMES NOW eclickMD, Inc., the reorganized debtor ("Debtor") and files this its Motion to Modify Plan After Confirmation and would respectfully show the following:

         1. The Joint Plan of Reorganization proposed by the Debtor and Gryphon Opportunities Fund I, LP (the "Plan") was confirmed on November 24, 2003. The Order Confirming Plan was entered on December 2, 2003.

         2.       The Plan has not been substantially consummated.

         3. The Debtor seeks to modify the Plan post-confirmation pursuant to 11 U.S.C.

ss.1127(b).

                        ADDITIONAL DISCLOSURE CONCERNING
                           THE PROPOSED MODIFICATIONS

         4. The Plan provides that after the Effective Date, the reorganized Debtor will change its name to "Secure CARE, Inc." The Debtor has determined that the name "SecureCARE Technologies, Inc." is more descriptive of the Debtor's business and is better from a marketing standpoint. Thus, the Debtor seeks to amend the Plan to allow the change of its name to SecureCARE Technologies, Inc.

         5. Since the Plan was confirmed, the Debtor has discovered that there was a typographical error in the Plan concerning the par value of the New Common Stock to be issued under the Plan. The old common stock of eclickMD, Inc. had a par value of $0.001. The Plan provided that the New Common Stock would have a par value of $0.01. It was the intention of the Plan proponents that the New Common Stock have the same par value as the old common stock, i.e. $0.001. Therefore, the Debtor seeks to amend the Plan to provide that the New Common Stock will have a par value of $0.001.

         6. The Plan provides that 10,000,000 shares of New Common Stock are to be authorized and approximately 5,000,000 shares to be issued pursuant to the Plan. Each Allowed Class 6 Claimant is to receive 100 shares of New Common Stock. The Debtor has since determined that authorizing 15,000,000 shares of New Common Stock works smoother mathematically. The Debtor does not seek to dilute what anyone would receive under the Plan and proposes increasing the number of shares to be received under the Plan by any person by 1.5.

         7. For example, each Allowed Class 6 Claimant (Holders of Common or Preferred Stock in old eclickMD, Inc.) is currently to receive 100 shares of New Common Stock out of 10,000,000 shares authorized and approximately 5,000,000 to be issued under Plan. Under the proposed modification, each Allowed Class 6 Claimant would receive 150 shares of New Common Stock out of 15,000,000 authorized and approximately 7,500,000 to be issued under the Plan.

         8. As further example, under the Plan as confirmed, each Allowed Class 5 Unsecured Claimant is to receive its pro rata share of 2.5% of the New Common Stock to be issued under the Plan, that is, its pro rata share of 2.5% of approximately 5,000,000 shares. Under the proposed modification an Allowed Class 5 Claimant would still receive its pro rata share of 2.5% of the New Common Stock to be issued under the Plan, but that would now become 2.5% of approximately 7,500,000 shares. Thus, a Class 5 creditor who was to receive 200 shares out of 5,000,000 would now receive 300 shares out of approximately 7,500,000. The ratio of the claimant's shares to shares to be issued is unchanged.

         9. Finally, SEC counsel for the Debtor and the Debtor's transfer agent have requested certain language be added to the Plan to ensure the "freetradability" of the New Common Stock. The Plan as confirmed contemplated that the New Common Shares could be freely traded and the proposed modifications seek to clarify that point.

                             PROPOSED MODIFICATIONS

         10.      The Debtor seeks to modify the Plan as follows:

                  a. Delete Section 6.02, which currently reads as follows:

                           6.02     As soon as practical after the
                  Effective Date, the reorganized Debtor shall amend its Articles of Incorporation to change its name to Secure Care, Inc. and to authorize the issuance of 10,000,000 shares of New Common Stock at $0.01 par value. Of such 10,000,000 authorized share of New Common Stock, approximately 5,000,000 shall be issued pursuant to this Joint Plan to Allowed Class 4, Class 5 and Class 6 claimants. The exact number of shares to be issued to the Class 4, Class 5 and Class 6 claimants shall depend on the actual number of Class 6 claimants and shall be calculated as follows: Number of Allowed Class 6 Claims times 100 shares per claim divided by 2.5%.

                           and replace Section 6.02 with:

                           6.02     As soon as practical after the
                  Effective Date, the reorganized Debtor shall amend its Articles of Incorporation to change its name to SecureCARE Technologies, Inc. and to authorize the issuance of 15,000,000 chares of New Common Stock at $0.001 par value. Of such 15,000,000 authorized shares of New Common Stock, approximately 7,500,00 shall be issued pursuant to this Joint Plan to Allowed Class 4, Class 5 and Class 6 claimants. The exact number of shares to be issued to Class 4, Class 5 and Class 6 claimants shall depend on the actual number of Class 6 claimants and shall be calculated as follows:
                  Number of Allowed Class 6 claimants times 150 shares per claim divided by 2.5%.

                  b. Delete Section 6.03, which currently reads as follows:

                  6.03     The Distribution Agent as promptly as
                  practical on or after the Distribution Date shall issue shares of the New Common Stock to Allowed
                  Class 4, Class 5 and Class 6 claimants.

                           and replace Section 6.03 with:

                           6.03     The Distribution Agent as promptly
                  as practical on or after the date an order approving this Debtor's Motion to Modify Plan After Confirmation becomes final and unappealable shall issue shares of the New Common Stock to Allowed Class 4, Class 5 and Class 6 claimants.

                  c. Delete Section 4.06, which currently reads as follows:


                  4.06 Class 6 Claims. All existing equity rights in the Debtor, whether vested or unvested, including the Common Shares of Debtor and the Preferred Shares of Debtor shall be cancelled on the Effective Date. Without regard to the number or percentage of Common Shares held by any given Class 6 Claimant, each Allowed Class 6 Interest holder will receive 100 shares of New Common Stock. Such shares are to be taken from the New Common Stock otherwise distributable to Class 4 Claimant under this Plan and distributed to the Allowed Class 6 Interest holders not later than sixty (60) days after the Distribution Date.

                           and replace Section 4.06 with:

                           4.06     Class 6 Claims. All existing
                  equity rights in the Debtor, whether vested or unvested, including the Common Shares of Debtor and the Preferred Shares of Debtor shall be cancelled on the Effective Date. Without regard to the number or percentage of Common Shares held by any given Class 6 Claimant, each Allowed Class 6 Interest holder will receive 150 shares of New Common Stock. Such shares are to be taken from the New Common Stock otherwise distributable to Class 4 Claimants under this Plan and distributed to the Allowed Class 6 Interest holders as soon as practical after the date an order approving this Debtor's Motion to Modify Plan After Confirmation becomes final and unappealable.

                  d.       Insert a new Section 6.04 at the end of
                           Section 6.03:

                  6.04. Securities Exemptions under Bankruptcy Code.

                  a. Pursuant to section 1125(d) of the Bankruptcy Code, the Debtor's transmittal of Plan solicitation packages, its solicitation of acceptances of the Plan and the Debtor's or Gryphon's issuance and distribution of the shares hereunder and any other securities pursuant to the Plan are not and will not be governed by or subject to any otherwise applicable law, rule or regulation governing the solicitation or acceptance of a plan of reorganization or the offer, issuance, sale or purchase of securities. Accordingly, the Debtor, the Reorganized Debtor and their respective directors, officers, employees, agents and professionals (acting in such capacity) are entitled to the protection of section 1125(e) of the Bankruptcy Code.

                  b. Pursuant to section 1145(a)(1) of the Bankruptcy Code, the offering, issuance and distribution of the shares and any other securities issuable pursuant to the Plan (except as otherwise described in the Disclosure Statement) shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities. In addition, pursuant to section 1145(a)(2) of the Bankruptcy Code, the offering, issuance and distribution of shares shall be exempted from
                  Section 5 of the Securities Act or any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

                  c. Pursuant to and to the fullest extent permitted by section 1145 of the Bankruptcy Code, the resale of the shares and any other securities issuable pursuant to the Plan shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

         11. Except for the above, the Plan as confirmed (including the amendments to the Plan in the Order Confirming Plan) will remain unchanged.

         WHEREFORE, the Debtor prays that the Court enter an order granting this Motion to Modify and for such other and further relief as is just.

                                       Respectfully Submitted,

                                       /s/ FRANK B. LYON
                                       -----------------------------------------
                                       FRANK B. LYON
                                       State Bar No. 12739800
                                       6836 Austin Center Blvd., Suite 150
                                       Austin, Texas 78731
                                       512-345-8964
                                       512-345-4393 (facsimile)
                                       ATTORNEY FOR DEBTOR-IN-POSSESSION


                             CERTIFICATE OF SERVICE
                             ----------------------

         I, the undersigned, do hereby certify that a true and correct copy of the foregoing motion to Modify was served pursuant to Local Rule 9013 (g) via first class U.S. mail (unless otherwise indicated below) to the attached matrix.


on the 22nd day of April, 2004

                                       /s/ FRANK B. LYON
                                       -----------------------------------------
                                       FRANK B. LYON